INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 333-34741 of MetLife Investors Variable Annuity Account One of MetLife Investors Insurance Company (the Company) on Form N-4 of our report dated February 22, 2002, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph that discusses the Company's change in basis of accounting, as of January 1, 2000, as a result of a business combination accounted for as a purchase), and our report dated April 5, 2002, relating to the financial statements of the sub-accounts of MetLife Investors Variable Annuity Account One, appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 26, 2002


                         Consent of Independent Auditors


The Board of Directors
MetLife Investors Insurance Company


We consent to the use of our report on the consolidated financial statements of Cova Financial Services Life Insurance Company and subsidiaries (now known as MetLife Investors Insurance Company) (the Company) dated February 4, 2000, and to the reference to our firm under the heading "Experts" in the Statement of Additional Information, in the Post-Effective Amendment No. 10 to the Registration Statement (Form N-4, File No. 333-34741) of MetLife Investors Variable Annuity Account One (formerly known as Cova Variable Annuity Account
One).


                                                     /s/KPMG LLP

Chicago, IL
April 26, 2002